Exhibit 99.1

221 East Hickory Street

Mankato, Minnesota 56001

For Immediate Release

Contacts:

	Sandra Gibbs	Elin Raymond
	HickoryTech	The Sage Group
	507-386-3765	612-321-9897
	507-420-1811	612-819-0142

HickoryTech Promotes John Finke to Chief Operating Officer,

David Christensen to Senior Vice President

MANKATO, Minn., Nov. 9, 2005 — HickoryTech Corporation (Nasdaq: HTCO) today announced two key executive promotions, which are effective immediately. John Finke, president of the Telecom Sector, was promoted to the newly created position of chief operating officer (COO) and executive vice president of the corporation. As COO, Finke will drive operational activities and business development for HickoryTech’s Telecom operations, Enterprise Solutions, and the newly acquired Enventis Telecom. Finke will also lead the integration team for the Enventis acquisition.

“It is with great pleasure that we announce the promotion of John Finke as chief operating officer,” said John Duffy, president and CEO of HickoryTech. “John has been an integral member of our management team for many years. The strength and continuity in our leadership team has helped us stay focused on our business strategy. This promotion is fitting recognition of John’s continued leadership contributions to this company.”

With over 20 years of experience in the telecommunications industry, Finke has been with HickoryTech since 1996, holding positions of increasing operational responsibility in the Telecom Sector. Prior to joining HickoryTech, he held numerous engineering and management positions with GTE and Contel. Finke holds a master’s degree in business administration from Indiana Wesleyan University and a bachelor’s degree in civil engineering from the University of Missouri-Rolla.

In addition, the board of directors approved the promotion of chief financial officer and vice president, David Christensen, to the position of chief financial officer and senior vice president. Christensen also serves as treasurer and secretary for the board of directors and has been with the company over 26 years. He joined HickoryTech in 1979 as controller. He holds a bachelor’s degree in accounting from Southwest Minnesota State University, and is a CPA.

“We are optimistic about HickoryTech’s potential,” Duffy continued. “And these changes to our management structure strengthen our ability to successfully execute our business plan, and to position the company to focus on profitable long-term growth and building shareholder value.”

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Telecom Sector:

Leverages over 100 years of experience providing communications services for business and residential customers in southern Minnesota, and northwestern and central Iowa. The Telecom Sector provides a full array of telecommunications products and services, including local wireline service, long distance, DSL, dial-up and Broadband Internet, Digital TV, Ethernet and high capacity transport. The Telecom Sector has a legacy of providing traditional communications solutions, augmented with the expertise to provide converged voice and data solutions to fulfill the customers’ needs. This sector owns and operates its own infrastructure throughout its service area, including fiber-optic cable facilities, which allows it to provide this array of services at carrier-grade service levels. This sector also partners with the Enterprise Solutions Sector to provide total communications solutions for business customers.

Enterprise Solutions Sector:

Specializes in quality, custom installation and maintenance of call centers and wide-area data networking solutions, including IP Telephony (Internet Protocol) equipment. Based in Roseville, Minn., the sales emphasis to business end-users with ongoing service requirements, which are located primarily in the Minneapolis/St. Paul metropolitan area. Enterprise Solutions distributes Nortel Networks products for voice, and a combination of Nortel and Cisco Systems products for data and IP Telephony.

About HickoryTech:

HickoryTech Corporation is a diversified communications company headquartered in Mankato, Minn., with approximately 400 employees in Minnesota and Iowa. In its 108th year of operation, HickoryTech offers a full array of telecommunications products and services to business and residential customers. The Telecom Sector offers local voice, long distance, Internet, Broadband services, Digital TV, and IP networking. The Enterprise Solutions Sector provides IP Telephony, call center management, and data network solutions; and the Information Solutions Sector develops telecom and carrier access billing solutions. To learn more about HickoryTech Corporation, visit the company’s Web site at www.HickoryTech.com.

Certain statements included in this press release that are not historical facts are “forward-looking statements.” Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management’s beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The following factors, among others, could cause actual results to differ materially from these assumptions and expectations:  the ability of HickoryTech to obtain financing and the ability to satisfy other closing conditions. Additional factors that could cause HickoryTech’s results to differ materially from those described in the forward-looking statements can be found in HickoryTech’s most recent Form 10-Q or Form 10-K filed with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Except as required by federal securities laws, HickoryTech undertakes no obligation to update any of its forward-looking statements for any reason.

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